Exhibit 2.2.2

AMENDMENT NO. 2 TO AGREEMENT OF MERGER

THIS AMENDMENT NO. 2 TO AGREEMENT OF MERGER (this “Amendment”) is made and entered into as of October 15, 2009 between First Bankshares, Inc., a Virginia bank holding company incorporated pursuant to the Virginia Stock Corporation Act (“FBS”), and Xenith Corporation, a Virginia corporation (“Xenith”). This Amendment amends that certain Agreement of Merger, dated as of May 12, 2009, as amended by that certain Amendment No. 1 thereto, dated as of August 14, 2009 (as so amended, the “Agreement”), by and between FBS and Xenith. Capitalized terms used herein and not otherwise defined herein have the meanings ascribed to such terms in the Agreement.

WITNESSETH:

WHEREAS, Section 12.03 of the Agreement provides that the Agreement may be amended prior to the Effective Time if, but only if, such amendment is in writing and is signed by each party to the Agreement; and

WHEREAS, the parties to this Amendment, being all of the parties to the Agreement, wish to amend the Agreement as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and based on the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

AMENDMENT

Section 1.1. Amendment to Merger Agreement. Section 11.01(b)(i) of the Agreement is hereby amended and restated in its entirety to read as set forth below:

“(i) the Merger has not been consummated on or before October 30, 2009 (the “End Date”); provided that the right to terminate this Agreement pursuant to this Section 11.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Merger to be consummated by such time;”

ARTICLE II

MISCELLANEOUS

Section 2.1 Terms of the Agreement. Except as expressly amended or modified by this Amendment, the terms of the Agreement remain in full force and effect as the binding obligation of each of the parties hereto. Each of the parties hereto ratifies, reaffirms and confirms its respective rights, benefits, duties, obligations and liabilities as contemplated by the Agreement.

Section 2.2 Governing Law. This Amendment shall be construed and interpreted according to the laws of the Commonwealth of Virginia, without regard to conflicts of law principles.

Section 2.3 Counterparts; Facsimile Signatures. This Amendment may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Amendment shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Amendment shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). The execution of this Amendment by any of the parties may be evidenced by way of a facsimile transmission of such party’s signature, or a photocopy of such facsimile transmission, and such facsimile signature shall be deemed to constitute the original signature of such party hereto.

Section 2.4 Headings. The headings of the Articles, Sections and paragraphs in this Amendment are inserted for convenience of reference only and shall not constitute a part hereof.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

FIRST BANKSHARES, INC.

By:	/s/ Darrell G. Swanigan
Darrell G. Swanigan
President and Chief Executive Officer

XENITH CORPORATION

By:	/s/ T. Gaylon Layfield, III
T. Gaylon Layfield, III
President and Chief Executive Officer